SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

The MONY Group Inc. issued the following press release on April 1, 2004.

U.S. COURT OF APPEALS BLOCKS DISSIDENTS FROM

MAILING PROXY CARDS TO MONY STOCKHOLDERS WITHOUT COMPLYING

WITH FEDERAL PROXY RULES

NEW YORK, April 1, 2004 – The MONY Group Inc. (NYSE: MNY) today announced that the United States Court of Appeals for the Second Circuit unanimously ruled in favor of MONY and directed entry of a preliminary injunction preventing Highfields Capital Management LP, Longleaf Partners Small-Cap Fund and Southeastern Asset Management Inc. from violating the federal proxy rules by mailing proxy material that included reproductions of MONY’s proxy card, to MONY stockholders in connection with MONY’s proposed merger with AXA Financial without complying with the disclosure requirements of the federal proxy rules. The Court held that “MONY will suffer irreparable harm if [the dissidents] are allowed to enclose duplicates of management’s proxy cards in their solicitations to MONY shareholders without complying with the disclosure requirements” of the federal proxy rules.

MONY issued the following statement regarding the Court’s decision:

“We are pleased by the Court’s decision that Highfields and Southeastern cannot solicit MONY stockholders in violation of the federal proxy rules. We believe that our stockholders are entitled to full and accurate information regarding the proposed merger with AXA Financial. In advance of commencing our solicitation to MONY stockholders, MONY submitted its proxy materials to the SEC for a thorough review.

As we have stated all along, it is critical that Highfields and Southeastern follow this same process to ensure that MONY stockholders receive full and accurate disclosure, including information regarding any interests that the dissidents may have in the outcome of the vote that may be different from those of other MONY stockholders generally. For example, Highfields has claimed in numerous communications to MONY stockholders that its interests are aligned with other MONY stockholders. However, they never disclosed the fact that, as we learned in discovery in this case, as of February 17, 2004, Highfields had an undisclosed $25-30 million short position in AXA’s ORAN bonds. As a result, if Highfields is successful in influencing other MONY stockholders to block MONY’s merger with AXA Financial, we believe Highfields will profit on any resulting decline in the value of those ORAN bonds while MONY stockholders will lose, as they will have foregone the ability to receive $31.00 in cash per MONY share plus dividends.

We continue to believe that the proposed merger with AXA Financial provides full and fair value to all MONY stockholders.”

About The MONY Group

The MONY Group Inc. (NYSE: MNY), with over $60 billion in assets under management and administration, is a financial services firm that manages a portfolio of member companies. These companies include MONY Life Insurance Company, The Advest Group, Inc., Enterprise Capital Management Inc., Matrix Capital Markets Group, Inc., Lebenthal, a division of Advest, Inc., and U.S. Financial Life Insurance Company. These companies manufacture and distribute protection, asset accumulation and retail brokerage products and services to individuals, corporations and institutions through advisory and wholesale distribution channels. Additional Company information is available at www.mony.com.

Important Legal Information

MONY has filed a revised definitive proxy statement and MONY intends to file other documents regarding the proposed acquisition of MONY by AXA Financial with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decisions, investors and security holders of MONY are urged to read the revised proxy statement regarding the acquisition, carefully in its entirety, because it contains important information about the proposed transaction. A revised definitive proxy statement will be sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain free copies of the revised definitive proxy statement, and other documents filed with, or furnished to, the SEC by AXA Financial and MONY at the SEC’s website at www.sec.gov. The revised definitive proxy statement and other documents may also be obtained for free from MONY and AXA Financial by writing to Shareholder Services, MONY, 1740 Broadway, New York, NY 10019; Attn. John MacLane (jmaclane@mony.com), or to AXA Financial, 1290 Avenue of the Americas, New York, NY 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com).

CONTACTS:

Media: Mary Taylor, 212-708-2250

Investors: Jay Davis, 212-708-2917